Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (no. 333-125382 and no. 333-125383) and on Form S-8 (no. 333-122326 and no. 333-115893) of Assured Guaranty Ltd. of our report dated February 26, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and of our report dated February 26, 2007 relating to the financial statement schedules, which appear in this Form 10-K.

PricewaterhouseCoopers LLP
New York, NY
February 26, 2007